UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 29, 2005

MONACO COACH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14725	35-1880244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91320 Industrial Way
Coburg, Oregon 97408
(Address of principal executive offices, including zip code)

(541) 686-8011
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 29, 2005, the Board of Directors of Monaco Coach Corporation approved the acceleration of the vesting of certain unvested and “out-of-the-money” stock options that had an exercise price per share equal to or greater than $16.00, all of which were previously granted under the Company’s stock option plans and that were outstanding on December 29, 2005. Options to purchase approximately 500,000 shares of common stock, or approximately 75% of the Company’s total outstanding unvested options on December 29, 2005, were subject to the acceleration.  This acceleration included options held by the Company’s named executive officers and by the non-employee directors as a group, as follows:

Officer	Aggregate Options Accelerated

Kay L. Toolson	27,000
John W. Nepute	24,300
P. Martin Daley	16,200
Richard E. Bond	15,200
Martin W. Garriott	15,200
Michael P. Snell	15,200
Irvin M. Yoder	15,200
All non-employee directors, as a group (7 persons)	66,000

The purpose of the acceleration is to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of operations pursuant to Financial Accounting Standards Board Statement No. 123R. Under FAS No. 123R, the Company will apply the expense recognition provisions relating to stock options beginning in the first quarter of fiscal 2006. In approving the acceleration, the Board considered its impact on future financial results, stockholder value and employee retention. The Company believes that the acceleration is in the best interest of stockholders as it will reduce the Company’s reported compensation expense in future periods in light of these accounting regulations.  The compensation expense to be recorded in future periods that is eliminated as a result of the acceleration of the vesting of these options is approximately $3.7 million. This acceleration will not result in a charge to the Company’s expenses in the consolidated statements of operations in fiscal 2005.

It is possible that changes in the interpretations of existing accounting standards or the adoption of new accounting standards could cause the ultimate accounting of the Company’s options to vary from the Company’s current expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2006	MONACO COACH CORPORATION

	By:	/s/ P. Martin Daley
P. Martin Daley
Vice President and Chief Financial Officer